SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                               (Amendment No. __)*


                        Packaging Corporation of America
             -----------------------------------------------------
                                (Name of Issuer)

                                  common stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    695156109
             -----------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
             -----------------------------------------------------
            (Date of Event Which requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 19 Pages

CUSIP No. 695156109           Schedule 13G             Page 2 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Governor and Company of the Bank of Ireland

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,812,757
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,812,757
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,812,757

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 3 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     IBI Interfunding

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,812,757
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,812,757
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,812,757

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 4 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BancIreland/First Financial, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Hampshire

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,812,757
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,812,757
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,812,757

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 5 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BIAM (US) Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,812,757
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,812,757
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,812,757

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 6 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Iridian Asset Management LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,812,757
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,812,757
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,812,757

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 7 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     COLE Partners LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          275,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            275,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     275,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109         Schedule 13G             Page 8 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Iridian Partners Fund, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          72,400
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            72,400
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     72,400

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     less than 0.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 9 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Iridian Investors, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          70,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            70,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     70,500

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     less than 0.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 10 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Iridian Private Business Value Equity Fund, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          132,100
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            132,100
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     132,100

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 11 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     David L. Cohen

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,930,657
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,930,657
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,930,657

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 695156109           Schedule 13G             Page 12 of 19 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Harold J. Levy

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,930,657
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,930,657
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,930,657

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13G              Page 13 of 19 Pages

________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Packaging Corporation of America

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            1900 West Field Court
            Lake Forest, Illinois 60045
________________________________________________________________________________
Item 2.

(a)  Name of Person Filing.

This Statement is being filed by and on behalf of The Governor and Company of the Bank of Ireland (the "Bank of Ireland"), IBI Interfunding ("IBI"), BancIreland/First Financial, Inc. ("BancIreland"), BIAM (US) Inc., Iridian Asset Management LLC ("Iridian"), COLE Partners LLC ("COLE"), Iridian Partners Fund, L.P. ("Iridian Partners"), Iridian Investors, L.P. ("Iridian Investors"), Iridian Private Business Value Equity Fund, L.P. ("Iridian Private Business"), David L. Cohen and Harold J. Levy (collectively, the "Reporting Persons").


(b) Address of Principal Business Office:

The principal business address of Bank of Ireland and IBI is Lower Baggot Street, Dublin 2, Ireland.

The principal business address of BancIreland is Junction  Marketplace #27, 1011
N. Main Street, White River Junction, VT 05501.

The principal business address of BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, NH 03110.

The principal business address of Iridian, COLE, Iridian Partners, Iridian Investors, Iridian Private Business, Mr. Cohen and Mr. Levy is c/o Iridian Asset Management LLC, 276 Post Road West, Westport, CT 06880-4704.


(c)  Citizenship or Place of  Organization:

Bank of Ireland and IBI are Ireland corporations. BancIreland is a New Hampshire corporation. BIAM (US) Inc. is a Delaware corporation. Iridian and COLE are Delaware limited liability companies. Each of Iridian Partners, Iridian Investors and Iridian Private Business is a Delaware limited partnership. Each of David L. Cohen and Harold J. Levy is a citizen of the United States.

d) Title of Class of Securities:

This Statement relates to the shares of common stock, $.01 par value, of Packaging Corporation of America.

(e)  CUSIP Number: The CUSIP number is 695156109.

                              SCHEDULE 13G              Page 14 of 19 Pages

_______________________________________________________________________________
Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

                              SCHEDULE 13G              Page 15 of 19 Pages
_______________________________________________________________________________
Item 4.     Ownership.

(a) and (b). Amount Beneficially Owned and Percent of Class:

As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate the number of shares of Common Stock, and the percentage, set forth below (the percentage of shares of Common Stock owned being based upon 104,446,223 shares of Common Stock outstanding at nOVEMBER 8, 2002 as set forth in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002). The Reporting Persons may be deemed to have direct beneficial ownership of shares of Common Stock as follows:

Name                          Number of Shares         Approximate Percentage of
                                                       Outstanding Shares

Iridian (see Note 1)             4,537,757                   4.3%
First Eagle                      1,117,900                   1.1%
Iridian Partners                    72,400        less than  0.1%
Iridian Investors                   70,500        less than  0.1%
Iridian Private Business           132,100                   0.1%

Note 1: The shares of Common Stock set forth above for Iridian do not include the shares of Common Stock held by Iridian Partners, Iridian Investors and Iridian Private Business.

Iridian has direct beneficial ownership of the shares of Common Stock in the accounts which it manages. In addition, Iridian is the investment adviser for Iridian Partners, Iridian Investors and Iridian Private Business. In such capacity, Iridian has the right to vote and direct the disposition of shares of Common Stock held by such entities and, consequently, has beneficial ownership of such shares.

BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM (US) Inc. may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM (US) Inc. IBI, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of IBI, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by IBI.

Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of having the power to vote and direct the disposition of shares of Common Stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares.

COLE, as the sole general partner of Iridian Partners, Iridian Investors and Iridian Private Business, may be deemed to own beneficially shares of Common Stock that Iridian Partners, Iridian Investors and Iridian Private Business may be deemed to possess direct beneficial ownership. Iridian, as the sole member of COLE, may be deemed to possess beneficial ownership of the shares of Common Stock that are beneficially owned by COLE.

Messrs. Cohen and Levy, by virtue of their ability to exercise voting and dispositive power over the shares of Common Stock beneficially owned by First Eagle pursuant to their employment arrangements with A&SB Advisers described in
Item 8 of this Statement (which description is incorporated hereby by reference), may be deemed to possess beneficial ownership of such shares. Messrs. Cohen and Levy disclaim beneficial ownership of such shares for all other purposes.

As used herein, "beneficial ownership" has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                              SCHEDULE 13G              Page 16 of 19 Pages


(c) Power to vote or dispose.

Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 4,537,757 shares of Common Stock. Messrs. Cohen and Levy may be deemed to share with Iridian the power to vote or direct the vote and to dispose or direct the disposition of such shares.

Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of the 275,000 shares of Common Stock held in the aggregate by Iridian Partners, Iridian Investors, and Iridian Private Business. COLE (in addition to Messrs. Cohen and Levy) may be deemed to share with Iridian the power to vote or direct the vote and to dispose or direct the disposition of such shares.

Messrs. Cohen and Levy have the power to vote or direct the vote, and the power to dispose or direct the disposition, of the 1,117,900 shares of Common Stock held by First Eagle.

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ____

Not Applicable.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

                              SCHEDULE 13G              Page 17 of 19 Pages

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.


The principal business of Bank of Ireland is banking. Bank of Ireland is the sole shareholder of IBI. The principal business of IBI is to serve as a holding company. IBI is the sole shareholder of BancIreland. The principal business of BancIreland is to serve as a holding company. BancIreland is the sole shareholder of BIAM (US) Inc. The principal business of BIAM (US) Inc. is to serve as a holding company. BIAM holds 61% of the equity interests of Iridian.

Iridian is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and its principal business is managing a number of accounts containing securities over which Iridian has voting and dispositive power. Iridian is also the sole member of COLE.

The principal business of COLE is serving as the general partner of each of Iridian Partners, Iridian Investors and Iridian Private Business. The principal business of each of Iridian Partners, Iridian Investors and Iridian Private Business is investing in securities. Iridian serves as the investment adviser to Iridian Partners, Iridian Investors and Iridian Private Business. COLE, as the general partner of Iridian Partners, Iridian Investors and Iridian Private Business, and Iridian, as the sole member of COLE and investment adviser to Iridian Partners, Iridian Investors and Iridian Private Business, share voting and dispositive power over the investments of Iridian Partners, Iridian Investors and Iridian Private Business.

Each of Messrs. Cohen and Levy indirectly owns a minority equity interest in Iridian and, as his principal occupation, serves as a director, executive officer and portfolio manager of Iridian.

As of December 31, 2002, each of Messrs. Cohen and Levy also served as an employee of Arnhold & S. Bleichroeder Advisers, Inc. ("A&SB Advisers"), an investment adviser registered under the Investment Advisers Act of 1940. A&SB Advisers acts as the investment adviser to First Eagle Fund of America, an open-end non-diversified mutual fund ("First Eagle"), which is a separate series or portfolio of First Eagle Trust, an investment company registered under the Investment Company Act of 1940. To the Reporting Persons' knowledge, pursuant to the terms of the investment advisory agreement between A&SB Advisers and First Eagle, A&SB Advisors has the authority, for and in the name of First Eagle, to vote and to dispose of securities owned by First Eagle. As employees of A&SB Advisers, Messrs. Cohen and Levy perform A&SB's investment advisory duties and functions with respect to First Eagle, including the exercise of voting and dispositive power over securities held by First Eagle. Effective January 1, 2003, the employment relationship between each of Messr. Cohen and Levy terminated, and Iridian became a sub-advisor of A&SB Advisors for the provision of investment management servies to First Eagle Fund of America.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Not Applicable.

________________________________________________________________________________
Item 10.  Certifications.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                 SCHEDULE 13-G              Page 18 of 19 Pages


                                   SIGNATURE.


After reasonable inquiry and to the best of its or his knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2003




                                THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

                             By:   /s/   John Clifford
                                   ----------------------------------
                                        John Clifford
                                        Group Secretary


                              IBI INTERFUNDING

                             By:   /s/   Terry Forsyth
                                   ----------------------------------
                                        Terry Forsyth
                                        Secretary


                              BANCIRELAND/FIRST FINANCIAL,INC.

                              By:  /s/   Diane Morrison
                                    ----------------------------------
                                        Diane Morrison
                                        Director

                              BIAM (US) INC.

                              By:  /s/   Diane Morrison
                                    ----------------------------------
                                        Diane Morrison
                                        Director

                         SCHEDULE 13G                  Page 19 of 19 Pages

                              IRIDIAN ASSET MANAGEMENT LLC

                              By: /s/    Jeffrey M. Elliott
                                   ----------------------------------
                                       Jeffrey M. Elliott
                                       Executive Vice President

                              COLE PARTNERS LLC

                         By: /s/    Jeffrey M. Elliott
                              ----------------------------------
                                   Jeffrey M. Elliott
                                   Executive Vice President

                              IRIDIAN PARTNERS FUND, L.P.
                         By:  COLE PARTNERS LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott
                              Executive Vice President

                              IRIDIAN INVESTORS, L.P.
                         By:  COLE PARTNERS LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott
                              Executive Vice President

                              IRIDIAN PRIVATE BUSINESS VALUE EQUITY FUND, L.P.
                         By:  COLE PARTNERS LLC

                         By: /s/    Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott
                              Executive Vice President


                         By: /s/    David L. Cohen
                              ----------------------------------
                              David L. Cohen, individually


                         By: /s/    Harold J. Levy
                              ----------------------------------
                              Harold J. Levy, individually